PROSPECTUS SUPPLEMENT dated August 14, 2001
(to Prospectus dated January 9, 2001)

J.P. Morgan Chase & Co.

Debt Securities
Preferred Stock
Depositary Shares
Warrants

This Prospectus Supplement supplements our Prospectus dated January 9, 2001 relating to our debt securities, preferred stock, depositary shares and warrants (the "Prospectus").

ADDITIONAL COMPANY SENIOR SECURITIES

The following is added to the section of the Prospectus entitled " Company Debt Securities - Company Senior Securities" following the summary terms of the "5 3/4% Senior Notes Due 2004" to reflect the issuance of the Company Senior Securities described below following the date of the Prospectus:

5 5/8% Notes due 2006
Initial principal amount of series (subject to increase):	$1,500,000,000
Maturity date:	August 15, 2006
Interest payment dates:	February 15 and August 15
Record dates:	February 1 and August 1
Initial Issuance date:	August 14, 2001

Additional Senior Medium-Term Notes, Series C

We have issued $3,765,000,000 aggregate principal amount of our Senior Medium-Term Notes, Series C (the "Series C Notes") since the date of the Prospectus. In the table below we specify the following terms of those Series C Notes:

Issuance Date;
Principal amount;
Maturity date;
Interest rate and redemption dates, if any.

The interest rate bases or formulas applicable to Series C Notes that bear interest at floating rates are indicated in the table below. The Series C Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series C Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Date

February 1, 2001	$ 1,000,000,000	January 30, 2003	LIBOR Telerate reset quarterly + 0.125%

February 20, 2001	$ 1,000,000,000	February 20, 2003	LIBOR Telerate reset quarterly + 0.11%

February 28, 2001	$ 63,000,000	February 28, 2003	LIBOR Telerate reset quarterly + 0.11%

March 5, 2001	$ 120,000,000	February 27, 2004	5.37%

March 6, 2001	$ 365,000,000	March 6, 2003	LIBOR Telerate reset quarterly + 0.11%

March 14, 2001	$ 110,000,000	March 14, 2003	LIBOR Telerate reset quarterly + 0.10%

March 23, 2001	$ 100,000,000	June 23, 2003	LIBOR Telerate reset quarterly + 0.115%

March 30, 2001	$ 100,000,000	March 22, 2004	LIBOR Telerate reset quarterly + 0.15%

March 30, 2001	$ 125,000,000	March 30, 2004	LIBOR Telerate reset monthly + 0.17%

May 1, 2001	$ 400,000,000	May 1, 2003	LIBOR Telerate reset quarterly + 0.09%

May 8, 2001	$ 25,000,000	May 8, 2006	LIBOR Telerate reset Monthly + 0.27%

May 8, 2001	$ 100,000,000	May 10, 2004	LIBOR Telerate reset quarterly + 0.15%

May 17, 2001	$ 50,000,000	May 17, 2004	LIBOR Telerate reset quarterly + 0.15%

June 6, 2001	$ 40,000,000	June 6, 2003	LIBOR Telerate reset quarterly + 0.05%

June 11, 2001	$ 16,950,000	June 6, 2003	LIBOR Telerate reset quarterly + 0.03%

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Date
June 20, 2001	$ 25,000,000	June 20, 2006	LIBOR Telerate reset Monthly + 0.24%

June 26, 2001	$ 55,000,000	June 28, 2004	LIBOR Telerate reset quarterly + 0.12%

August 14, 2001	$ 71,000,000	November 15, 2005	5.375%

ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is added to the section of the Prospectus entitled "Description of Company Debt Securities - Company Subordinated Securities" following the summary terms of the "7.875% Subordinated Notes Due 2010" to reflect the issuance of the Company Subordinated Securities described below following the date of the Prospectus:

6.75% Subordinated Notes Due 2011
Initial principal amount of series (subject to increase):	$1,500,000,000
Additional principal amount of series issued June 8, 2001:	$ 500,000,000
Aggregate principal amount of series (subject to increase):	$2,000,000,000
Maturity date:	February 1, 2011
Interest payment dates:	February 1 and August 1
Record dates:	January 15 and July 15
Initial Issuance date:	January 30, 2001